Exhibit 99.1

Gordmans Stores, Inc. Announces Third Quarter 2016 Results

Diluted Loss per Share Near High-End of Guidance

Omaha, Nebraska (November 30, 2016) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, announced results for its third quarter and nine months ended October 29, 2016.

Third Quarter Review

•	Diluted loss per share of ($0.25) was in-line with guidance range of ($0.24) to ($0.29).

•	Selling, general and administrative expenses decreased $2.0 million, or 2.8%.

•	Brick and mortar comparable store inventory decreased 5% compared to a year ago.

•	Three new stores opened in three existing markets.

“We experienced a modest 160 basis point improvement in our sales trend versus the second quarter and delivered a diluted loss per share near the high-end of our guidance range,” commented Andy Hall, President and Chief Executive Officer. “While the declines in our top line have moderated, our overall business continues to underperform versus our long-term expectations. Therefore, we continue to manage our expense structure to better align with the challenging environment. Third quarter operating expenses were down $2 million as we started to benefit from certain cost savings initiatives implemented following our comprehensive expense review.”

“As the holiday selling season gets underway, we are optimistic that our merchandise offerings and marketing programs position us to improve upon our third quarter comparable store sales trend. We are pleased with our inventory content, aging and marking,” continued Hall. “Following a slow start to the fourth quarter, sales picked up midway through November with the onset of colder weather. We are pleased with our Thanksgiving and Black Friday weekend sales performance, during which we achieved a meaningful positive sales comp, and the momentum it has provided heading into December.”

Third Quarter Financial Results

Net sales for the third quarter ended October 29, 2016 decreased 6.7%, to $143.5 million as compared to $153.9 million for the third quarter last year. Comparable store sales on an owned basis decreased 9.5%. On an owned plus licensed basis, comparable store sales declined 9.3%.

Gross profit decreased to $62.9 million, or 43.8% of net sales, from $68.4 million, or 44.4% of net sales, in the third quarter of fiscal 2016. The 60 basis point decrease in gross margin was primarily due to higher markdowns as a percent of sales, even though the total dollars were less than last year.

Selling, general and administrative expenses decreased $2.0 million to $69.9 million, or 48.7% of net sales, compared to $71.9 million, or 46.7% of net sales, in the third quarter last year. The decrease was primarily due to lower advertising and lower store expenses during the third quarter, partially offset by higher professional fees related to the comprehensive expense review, eCommerce operations which were launched in mid-2015 and higher depreciation expense.

The net loss for the third quarter of fiscal 2016 was $4.8 million, or ($0.25) per diluted share, compared to a net loss of $2.8 million, or ($0.14) per diluted share, in the third quarter of fiscal 2015.

Nine Month Financial Results

Net sales for the first nine months of fiscal 2016 decreased 5.7%, to $417.8 million as compared to $443.2 million for the first nine months last year. Comparable store sales on an owned basis decreased 8.5%. On an owned plus licensed basis, comparable store sales declined 8.3%. Gross profit decreased 7.2%, to $181.9 million, and represented 43.6% of net sales, compared to $196.1 million and 44.3% of net sales last year, which represents a 70 basis point decrease.

The net loss for the first nine months of fiscal 2016 was $12.5 million, or ($0.64) per diluted share, compared to a net loss of $2.8 million, or ($0.28) per diluted share in the first nine months of fiscal 2015.

New Stores

During the third quarter, the Company opened three new stores: Liberty, Missouri; Colorado Springs, Colorado; and Parma, Ohio. The Company has opened four net new stores year-to-date and has no store openings or closings planned for the fourth quarter of 2016. Additionally, there are no planned store openings in fiscal 2017.

Fourth Quarter Outlook

For the 2016 fourth quarter, the Company expects net sales to be between $197 and $203 million, which reflects a comparable store sales decrease on an owned plus licensed basis in the range of (8.5%) to (5.5%). The Company expects gross profit margin to be comparable to last year. Total selling, general and administrative expenses are expected to be at or below last year due to lower store and distribution center expenses, partially offset by higher eCommerce related expenses and higher depreciation. The Company projects diluted earnings per share in the range of $0.01 to $0.06 for the fourth quarter. The weighted average diluted share count is expected to be approximately 19.5 million.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 30, 2016 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans guests can shop in any of our 106 stores in 22 states or at gordmans.com. For more information about Gordmans, please visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent; (7) our successful implementation of advertising, marketing and promotional strategies; (8) factor credit availability and (9) increased reliance on bank borrowings to fund operations.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

	13 Weeks Ended October 29, 2016 (Unaudited)	13 Weeks Ended October 31, 2015 (Unaudited)	39 Weeks Ended October 29, 2016 (Unaudited)	39 Weeks Ended October 31, 2015 (Unaudited)
Net sales	$143,483	$153,856	$417,791	$443,230
License fees from leased departments	1,944	2,196	5,941	6,615
Cost of sales	(82,553)	(87,700)	(241,784)	(253,698)

Gross profit	62,874	68,352	181,948	196,147
Selling, general and administrative expenses	(69,906)	(71,915)	(199,048)	(200,052)

Loss from operations	(7,032)	(3,563)	(17,100)	(3,905)
Interest expense, net	(874)	(892)	(2,539)	(2,966)
Loss on extinguishment of debt	—	—	—	(2,014)

Loss before taxes	(7,906)	(4,455)	(19,639)	(8,885)
Income tax benefit	3,083	1,692	7,114	3,465

Net loss	$(4,823)	$(2,763)	$(12,525)	$(5,420)

Basic loss per share	$(0.25)	$(0.14)	$(0.64)	$(0.28)
Diluted loss per share	$(0.25)	$(0.14)	$(0.64)	$(0.28)
Basic weighted average shares outstanding	19,482	19,424	19,457	19,397
Diluted weighted average shares outstanding	19,482	19,424	19,457	19,397

Ratios as a percent of sales:
Gross profit	43.8%	44.4%	43.6%	44.3%
Selling, general and administrative expenses	48.7%	46.7%	47.6%	45.1%
Loss from operations	(4.9%)	(2.3%)	(4.1%)	(0.9%)
Effective tax rate	39.0%	38.0%	36.2%	39.0%
Net loss	(3.4%)	(1.8%)	(3.0%)	(1.2%)

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	October 29, 2016 (Unaudited)	January 30, 2015 (Unaudited)	October 31, 2015 (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,437	$6,969	$8,860
Accounts receivable	4,513	3,896	3,814
Landlord receivable	3,643	3,805	2,290
Income taxes receivable	—	2,746	4,140
Merchandise inventories	153,602	106,566	165,082
Deferred income taxes	4,959	5,077	2,896
Prepaid expenses and other current assets	8,938	8,096	9,301

Total current assets	184,092	137,155	196,383
PROPERTY AND EQUIPMENT, net	85,193	86,375	86,443
INTANGIBLE ASSETS, net	1,820	1,820	1,820
OTHER ASSETS, net	3,700	3,822	3,586

TOTAL ASSETS	$274,805	$229,172	$288,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$94,680	$66,393	$111,215
Accrued expenses	29,346	30,151	30,256
Current portion of long-term debt, net	59,397	18,390	37,247

Total current liabilities	183,423	114,934	178,718

NONCURRENT LIABILITIES:
Long-term debt, less current portion, net	26,074	27,345	27,744
Deferred rent	32,225	33,522	31,147
Deferred income taxes	10,062	18,130	16,344
Other liabilities	311	347	188

Total noncurrent liabilities	68,672	79,344	75,423

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	20	20
Additional paid-in capital	54,898	54,601	54,887
Accumulated deficit	(32,208)	(19,727)	(20,816)

Total stockholders’ equity	22,710	34,894	34,091

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$274,805	$229,172	$288,232

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	39 Weeks Ended October 29, 2016 (Unaudited)	39 Weeks Ended October 31, 2015 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,525)	$(5,420)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	13,520	12,368
Write-off of deferred financing fees related to extinguishment of debt	—	1,722
Deferred tax valuation allowance	545	—
Share-based compensation expense, net of forfeitures	527	1,011
Loss on property disposals and impairment charges	399	708
Amortization of deferred financing fees	200	414
Deferred income taxes	(8,495)	707
Deferred tax asset shortfall related to share-based compensation expense	(230)	(26)
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	2,291	3,770
Merchandise inventories	(47,036)	(70,612)
Prepaid expenses and other current assets	(842)	(766)
Other assets	122	166
Accounts payable	28,287	46,866
Deferred rent	(1,297)	(4,234)
Accrued expenses and other liabilities	(329)	1,539

Net cash used in operating activities	(24,863)	(11,787)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(22,847)	(14,283)
Proceeds from sale-leaseback transactions	9,601	3,556
Cash received on sale of property and equipment	44	—
Proceeds from insurance settlement	—	21

Net cash used in investing activities	(13,202)	(10,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	179,547	169,350
Repayments on revolving line of credit	(138,576)	(144,493)
Proceeds from secured term loan	—	30,000
Payment of long-term debt	(1,387)	(29,980)
Payment of debt financing fees	(48)	(863)
Payment penalty on early extinguishment of debt	—	(292)
Dividends paid	(3)	(34)
Proceeds from the exercise of stock options	—	31

Net cash provided by financing activities	39,533	23,719

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,468	1,226
CASH AND CASH EQUIVALENTS, Beginning of period	6,969	7,634

CASH AND CASH EQUIVALENTS, End of period	$8,437	$8,860

Company Contact:	Investor Relations:
James Brown	ICR, Inc.
Chief Financial Officer	Brendon Frey
(402) 691-4126	(203) 682-8200